Exhibit 10.3

November [●], 2023

[Name]

Delivered Electronically: [email]

Re: Retention Bonus

Dear [Name],

Reference is made to the letter you received from Selecta Biosciences, Inc. (“Selecta” or the “Company”) on or about September 8, 2023, informing you of a cash retention bonus in the amount of [$DOLLAR AMOUNT] (the “Retention Bonus”) to be paid to you subject to your continued employment with Selecta in good standing through March 31, 2024.

Please be advised that the Compensation Committee of the Board of Directors of the Company has elected to pay the Retention Bonus on or about the next payroll date following the Company’s entry into a definitive agreement (an “Agreement”) related to the strategic transaction known as “Project Sakura” (subject to your employment with the Company on the date of the Agreement).

You are expected to make important contributions to the Company and its shareholders following the entry into the Agreement, and the Retention Bonus is being provided to you in recognition of the value of your continued service. Accordingly, if you resign from the Company and any of its subsidiaries or otherwise cease to provide services to the Company or any of its subsidiaries prior to [March 31, 2024] [June 30, 2024] (such date, the “Retention Date”), you will be obligated to immediately repay the gross amount of the Retention Bonus to the Company in full, unless your termination is due to an involuntary termination of all of your services by the Company without cause.

[In connection with the entry into the Agreement, your duties and responsibilities at the Company are evolving. As such, you are being asked to resign as an officer of the Company and any of its subsidiaries, while continuing as an employee and your role at the Company will adjusted to [Senior Operations Advisor] [Senior Scientific Advisor] [Senior Clinical Advisor], effective as of the closing of the merger contemplated by the Agreement. You agree that these changes will not constitute “Good Reason” under your employment agreement. Provided that you continue to perform your applicable job duties and responsibilities, the Board expects that it will end your employment on December 31, 2023 and that this termination will constitute a termination “without Cause” under your employment agreement. As a result of such a termination, you will be entitled to the severance benefits described in your employment agreement. Following such termination of your employment, you will be asked to provide consulting services to the Company through the Retention Date and to be available up to 20 hours per week.]1

[1]	Note to Draft: To be included for officers who resign.

Should you have any questions, please feel free to contact me. Thank you for your ongoing support to Selecta. Please indicate your acceptance of the terms set forth herein by both signing where indicated below and executing the attached letter of resignation.

Sincerely,

Carsten Brunn, Ph.D.

President and CEO

Selecta Biosciences, Inc.

Acknowledged and agreed: